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                                                      EXHIBIT 23.4

                   Consent of Independent Auditors

We consent to the inclusion in the Post-Effective Amendments to Form S-4 and S-1 of L-3 Communications Corporation and subsidiaries (File Nos. 333-31649, 333-46983 and 333-70199) of our report dated February 19, 1999 on our audits of
(i) the consolidated balance sheets of L-3 Communications Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998 and for the nine months ended December 31, 1997, (ii) the combined statements of operations, changes in invested equity and cash flows of the Predecessor Company for the three months ended March 31, 1997 and (iii) the combined statements of operations, changes in invested equity and cash flows of the Predecessor Company for the year ended
December 31, 1996, which report is included in this registration statement.
As indicated in our report, our opinion insofar as it relates to the financial statements of Communications Systems Division included in the combined financial statements of the Predecessor Company for the year ended December 31, 1996 is based solely on the report of other auditors. We also consent to the reference to our Firm under the caption "Experts".

                                                   PricewaterhouseCoopers LLP

New York, New York
May 6, 1999